Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER 2010 RESULTS AND ISSUANCE OF SPECIAL DIVIDEND

Reston, VA — August 10, 2010 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter of fiscal year 2010, which ended July 2, 2010. Learning Tree also announced that it would pay a one-time dividend of $2.20 per share on September 10, 2010 to shareholders of record as of August 20, 2010.

Revenues for the quarter ended July 2, 2010 were $32.8 million compared with $32.3 million for the same quarter of the prior fiscal year. For its third quarter of fiscal year 2010, Learning Tree reported income from operations of $1.3 million, compared to income from operations of $3.2 million for its third quarter of fiscal year 2009. After the effects of a tax benefit of $0.5 million due mainly to tax adjustments under ASC 740, net income for the third quarter of fiscal year 2010 was $2.1 million, the same as for the third quarter of fiscal year 2009. Earnings per share for the third quarter of fiscal year 2010 were $0.15, the same as for the third quarter of fiscal year 2009.

Revenues for the first nine months of fiscal year 2010 were $93.6 million, compared with $100.8 million for the same period in fiscal year 2009. Learning Tree’s income from operations for the first nine months of its fiscal year 2010 was $3.0 million. This compares to income from operations of $3.4 million for the first nine months of fiscal year 2009. Net income for the first nine months of fiscal year 2010 was $3.2 million, or $0.23 per share. This compares to net income of $2.6 million, or $0.17 per share, for the first nine months of fiscal year 2009.

“We are pleased that our consolidated revenues in our third quarter of fiscal 2010 exceeded those for our third quarter of the prior fiscal year. Even without the effect of foreign exchange rates, our revenues were essentially unchanged from our third quarter of last year – which represents the best year-over-year comparison we’ve had since start of the downtown in fiscal 2008,” commented Learning Tree President and CEO Nicholas R. Schacht. “During the third quarter we saw a significant increase in our work for the U.S. Department of Veterans Affairs and we received our 5,000th enrollment for courses delivered with Learning Tree AnyWare™, our patent-pending live online learning platform.”

Mr. Schacht continued, “After carefully considering our cash balances, the stability of our business operations, the successful sale of all our auction rate securities at their full face value, and our anticipated needs for cash for operations as well as an operating reserve, yesterday our Board voted to pay a one-time dividend of $2.20 per share on September 10, 2010 to shareholders of record as of August 20, 2010. The total amount of the dividend will be approximately $30 million.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast An investor conference call to discuss third quarter results is scheduled at 4:30 p.m. (EDT) August 10, 2010. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

- tables follow -

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Revenues	$32,781	$32,279	$93,579	$100,771
Cost of revenues	15,713	14,439	43,436	45,154

Gross profit	17,068	17,840	50,143	55,617

Operating expenses:
Course development	1,768	1,627	5,358	5,815
Sales and marketing	7,777	6,994	22,257	24,951
General and administrative	6,215	6,022	19,506	21,443

Total operating expenses	15,760	14,643	47,121	52,209

Income from operations	1,308	3,197	3,022	3,408
Other income, net	235	295	595	1,017

Income before income taxes	1,543	3,492	3,617	4,425
(Benefit) provision for income tax	(526)	1,352	396	1,804

Net income	$2,069	$2,140	$3,221	$2,621

Earnings per share—basic and diluted	$0.15	$0.15	$0.23	$0.17

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	July 2, 2010	October 2, 2009
Cash and cash equivalents	$44,442	$44,313
Available for sale securities	23,085	29,497
Trade accounts receivable, net	16,591	15,157
Prepaid expenses and other	8,625	7,776

Total current assets	92,743	96,743
Depreciable assets, net and other	34,936	40,077

Total assets	$127,679	$136,820

Accounts payable and accrued liabilities	$15,824	$22,327
Deferred revenues	35,336	38,103

Total current liabilities	51,160	60,430
Other	12,581	13,528

Total liabilities	63,741	73,958

Stockholders' equity	63,938	62,862

Total liabilities and stockholders' equity	$127,679	$136,820